Exhibit 99.1
[TRIDENT LOGO]
Press Release
TRIDENT MICROSYSTEMS REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL YEAR 2006
September quarter revenue grew sequentially by 59%
December quarter guidance increased
Sunnyvale, Calif., -— October 26, 2005: Trident Microsystems, Inc. (NASDAQ: TRID) a leading provider of digital TV technology for the consumer digital video marketplace today announced for the first fiscal quarter of 2006, ending September 30, 2005, the Company achieved net revenues of $33,204,000, a sequential increase of 59% from the $20,886,000 reported in the quarter ended June 30, 2005 quarter and a 100% year over year increase from the $16,602,000 reported in the quarter ended September 30, 2004.
Net income of $4,423,000 was recorded in the first quarter ended September 30, 2005, on a generally accepted accounting principles (GAAP) basis, or $0.14 per share which included $1,568,000 in amortized stock compensation expense relating to option expense under SFAS 123(R), $1,228,000 charged to cost of revenue relating to amortization of intangibles, and a $171,000 charge for the cumulative effect of a change in accounting principle related to the Company’s adoption of SFAS 123(R). This compares to net income in the first quarter ended September 30, 2004, on a generally accepted accounting principles (GAAP) basis, of $1,382,000 or $0.04 per share on a diluted basis, which included a net gain on the sale of investments of $401,000 and deferred compensation expense of $216,000.
Pro forma net income in the quarter ended September 30, 2005, was $7,491,000, or $0.25 per share on a diluted basis and excludes the items noted above. This compares to pro forma net income of $2,421,000 or $0.09 per share in the fourth quarter of fiscal 2005 and to pro forma net income in the quarter ended September 30, 2004 of $1,197,000, or $0.04 per share. A reconciliation between net income on a GAAP basis and pro forma net income/loss is provided in a table following the pro forma consolidated statement of operations.
“At 59% sequential growth, and 100% year over year growth, in a seasonally strong quarter and a rapidly growing market — Trident rose above the fray to achieve an exceptional quarter for absolute growth. The LCDTV revenue has achieved a 82% sequential growth in the September quarter and Flat Panel television application revenue now comprises 85% of our total revenue,” said Mr. Frank Lin, Trident’s CEO.
“What I am most proud of is that our growth is broadly based because our design win momentum is allowing us to add more customers globally while being selective in partnering with people in consumer electronics who really know and focus on image processing quality in televisions,” continued, Mr. Frank Lin. “This includes customers like Samsung, Sharp and Sony as well as ODM’s like Sampo, Tatung, TTE, TCL, Konka, Skyworth and Vestel. Our market position is strongest in TV’s that are 23” and above where image processing quality and television system knowledge really matter. TV’s are still not identified or sought out in IT channels, but rather more traditionally through consumer electronics outlets and increasingly mass merchandise channels where brand and distribution relationships can make a big difference. Display Search, a leading independent market survey organization, is forecasting the market for LCD TV’s — 23” to 40” will approximately double in calendar 2006 and we’re happy to be well positioned with leading products and a strong and growing set of customers focused in the pure television based consumer electronics markets.”
From a development point of view our next generation products, the SVP-LX and SVP-PX have been well received by many top-tier OEM customers and are scheduled to go into production in the month of December. We expect them to ramp with increasing volumes to become our dominant image processing products in the second half of calendar 2006. Both products have many feature enhancements and should enable us to expand our market share in LCD-TV as well as expand our larger screen Plasma and rear projection TV’s.
HiDTV, our integrated HD-MPEG decoder and image processing product, continues to make good progress. We have begun booking production orders and we currently expect to recognize more than $1 million in associated revenue in the December quarter. We believe the 1st generation HiDTV product will ramp in volume throughout 2006 and exceed $10 million in revenue for the calendar year. We also have the first chip samples of the 2nd generation HiDTV Pro currently running in our labs and we plan to begin sampling in the December quarter.
Given our achievement in the September quarter we are now operating off a higher base. Nevertheless, due to our strong growth momentum, we still expect to grow 15-20% sequentially in the December quarter, which represents a roughly 10% improvement over our previous guidance.
Separately the Company announced today a Two for One stock dividend to shareholders of record on November 7, 2005, payable on or after November 18, 2005. Trident expects that its common stock will begin trading on a split-adjusted basis on November 21, 2005.
About Pro Forma adjustments
     To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Trident uses a non-GAAP conforming, or pro forma, measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, pro forma net income is among the primary indicators management uses for planning purposes. Management also believes the exclusion of amortization of stock option expense may be useful in comparing the Company’s results with companies who are not yet subject to SFAS 123(R). However, the Company’s pro forma measurements may be materially different from pro forma measures used by other companies. Trident computes pro forma net income by adjusting GAAP net income for the impact of certain investment gains (or losses) and excluding various items related to the acquisition of the TTI minority interest, including amortization of deferred stock compensation, amortization of intangible assets and charges for in—process research and development costs. A reconciliation between net income/loss on a GAAP basis and pro forma net income is provided in a table following pro forma consolidated financial statements.
Webcast, Teleconference and Taped Replay
The Company also announced that it will hold a conference call to discuss the earnings, which will be held on Wednesday, October 26, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Shareholders may participate in the call by calling 617-614-3474 passcode 71553923. The conference call will also be webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. A replay of the conference call will be available from 7:00 p.m. Pacific Time October 26, 2005 until midnight Pacific Time November 2, 2005, and can be accessed by calling 617-801-6888 using passcode 70681209.
Forward-Looking Information
This press release contains forward-looking statements, including statements which use the words “expect”, “should”, “hope”, “anticipate”, “believe”, “potential” and similar words, including our statements regarding financial expectations and our expectations regarding market leadership, product introductions and design-wins. The forward-looking statements above are subject to certain risks, and actual results could vary materially depending on a number of factors. These risks include, in particular, changes in trends in the DPTV industries, whether the Company is able to achieve timely product introductions and related revenue expectations, the failure to obtain design wins among major OEMs for the Company products, and competitive pressures, including pricing and competitors’ new product introductions. Additional factors that may affect the Company’s business are described in detail in the Company’s filings with the Securities and Exchange Commission.
About Trident Microsystems, Inc.
 Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, and DCRT. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Trident is a registered trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For Press Releases:
Trident Microsystems, Inc.
John Edmunds
     Tel: (408) 991-8800
Email: Investor@tridentmicro.com
Web site: http://www.tridentmicro.com

Trident Microsystems, Inc.
Consolidated Statement of Operations

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands, except per share data, unaudited)	2005	2005	2004

Net revenue	$33,204	$20,886	$16,602

Cost of revenue	14,454	9,552	7,418

Cost of revenues — amortization of intangibles	1,192	1,121	—

Gross profit	17,558	10,213	9,184
% of net revenue	52.9%	48.9%	55.3%

Research and development expenses	7,357	10,311	4,738
% of net revenue	22.2%	49.4%	28.5%

Selling, general and administrative expenses	4,817	6,472	2,358
% of net revenue	14.5%	31.0%	14.2%

Income (loss) from operations	5,384	(6,570)	2,088
% of net revenue	16.2%	(31.5)%	12.6%

(Loss) gain on investments, net	(101)	—	401
Interest and other income, net	512	205	99
Minority interests in subsidiaries	—	—	(589)

Income (loss) before income taxes	5,795	(6,365)	1,999
% of net revenue	17.5%	(30.5)%	12.0%

Provision for income taxes	1,201	490	617
% of net revenue	3.6%	2.3%	3.7%

Net income (loss) before cumulative effect of change in accounting principle	$4,594	$(6,855)	$1,382
% of net revenue	13.8%	(32.8)%	8.3%

Cumulative effect of change in accounting principle	(171)	—	—
% of net revenue	(0.5)%	0.0%	0.0%

Net income (loss)	4,423	(6,855)	1,382
% of net revenue	13.3%	(32.8)%	8.3%

Basic net income (loss) per share
Prior to cumulative effect of change in accounting principle	$0.17	$(0.27)	$0.06
Cumulative effect of change in accounting principle	(0.01)	—	—

Basic net income (loss) per share	$0.16	$(0.27)	$0.06

Common shares used in computing basic per share amounts	26,280	25,550	22,914

Diluted net income (loss) per share
Prior to cumulative effect of change in accounting principle	$0.15	$(0.27)	$0.04
Cumulative effect of change in accounting principle	(0.01)	—	—

Diluted net income (loss) per share	$0.14	$(0.27)	$0.04

Common and common equivalent shares used in computing diluted per share amounts	30,220	25,550	25,192

Trident Microsystems, Inc.
Pro Forma Consolidated Statement of Operations

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands, except per share data, unaudited)	2005	2005	2004

Net revenue	$33,204	$20,886	$16,602

Cost of revenue	14,454	9,186	7,418

Gross profit	18,750	11,700	9,184
% of net revenue	56.5%	56.0%	55.3%

Research and development expenses	6,356	5,942	4,654
% of net revenue	19.1%	28.4%	28.0%

Selling, general and administrative expenses	4,214	3,052	2,226
% of net revenue	12.7%	14.6%	13.4%

Income from operations	8,180	2,706	2,304
% of net revenue	24.6%	13.0%	13.9%

Interest and other income, net	512	205	99
Minority interests in subsidiaries	—	—	(589)

Income before income taxes	8,692	2,911	1,814
% of net revenue	26.2%	13.9%	10.9%

Provision for income taxes	1,201	490	617
% of net revenue	3.6%	2.3%	3.7%

Net income	7,491	2,421	1,197
% of net revenue	22.6%	11.6%	7.2%

Basic net income per share	$0.29	$0.09	$0.05
Common shares used in computing basic
per share amounts	26,280	25,550	22,914

Diluted net income per share	$0.25	$0.09	$0.04
Common and common equivalent shares used in computing diluted per share amounts	30,220	28,007	25,192

A reconciliation between net income (loss) on a GAAP basis and pro forma net income is as follows:

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands, except per share data, unaudited)	2005	2005	2004

GAAP net income (loss)	$4,423	$(6,855)	$1,382

Adjustment to cost of revenue	—	366	—

Amortization of intangibles	1,228	1,155	—

Amortization of stock-based compensation	1,568	7,755	216

Loss (gain) on investments, net	101	—	(401)

Cumulative effect of change in accounting principle (1)	171	—	—

Pro forma net income	$7,491	$2,421	$1,197

Basic net income per share	$0.29	$0.09	$0.05

Common shares used in computing basic per share amounts	26,280	25,550	22,914

Diluted net income per share	$0.25	$0.09	$0.04
Common and common equivalent shares used in computing diluted per share amounts	30,220	28,007	25,192

(1) The requirement of SFAS 123(R) to estimate future forfeitures resulted in a cumulative charge from the accounting change of $171,000 which reflects the net cumulative impact of estimating forfeitures in the determination of period expense, rather than recording the benefit of forfeitures as a reversal of expense when they occur, as previously permitted. The actual forfeitures of the options in question, prior to the 7/1/05 adoption of SFAS 123 (R) ran a little bit higher than the Company estimates for the rate of total expected forfeitures over the expected term of these options.

Trident Microsystems, Inc.
Consolidated Balance Sheet

	September 30,	June 30,	September 30,
(in thousands, unaudited)	2005	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$52,871	$37,598	$35,405
Short-term investment — UMC	53,143	54,555	45,331
Accounts receivable, net	6,092	6,317	2,508
Inventories	5,006	2,735	2,317
Prepaid expenses and other current assets	2,439	2,308	1,946

Total current assets	119,551	103,513	87,507
Property and equipment, net	2,675	2,154	2,349
Intangible assets, net	23,429	24,620	—
Investments — other	2,746	3,200	2,405
Other assets	1,771	1,397	1,555

Total assets	$150,172	$134,884	$93,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,645	$6,678	$4,045
Accrued liabilities	10,972	10,009	6,687
Deferred income taxes	2,825	3,561	89
Income taxes payable	6,767	5,181	4,868

Total current liabilities	33,209	25,429	15,689
Minority interests in subsidiaries	3	20	5,589

Total liabilities	33,212	25,449	21,278

Stockholders’ equity
Capital stock	93,885	125,959	49,487
Deferred stock-based compensation	—	(36,280)	(3,260)
Retained earnings	18,838	14,415	26,331
Accumulated other comprehensive income (loss)	4,237	5,341	(20)

Total stockholders’ equity	116,960	109,435	72,538

Total liabilities and stockholders’ equity	$150,172	$134,884	$93,816